SCHEDULE 14A

(RULE 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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☐    Soliciting Material Pursuant to §240.14a-12

SHELLS SEAFOOD RESTAURANTS, INC.

(Name of Registrant as Specified in Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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SHELLS SEAFOOD RESTAURANTS, INC.

16313 N. Dale Mabry Highway

Suite 100

Tampa, Florida 33618

May 5, 2003

Dear Stockholder,

You are cordially invited to attend our Annual Meeting of Stockholders to be held at 2:00 p.m., on Tuesday, June 3, 2003, at the Company’s headquarters located at 16313 N. Dale Mabry Highway, Tampa, Florida 33618.

At the Annual Meeting of Stockholders, you are being asked to vote on the election of seven directors to our Board of Directors. I will be pleased to report on the affairs of the Company and a discussion period will be provided for questions and comments of general interest to stockholders.

It is important that your shares be represented at the meeting, whether or not you plan to attend in person. We urge you to promptly vote by following the instructions on the enclosed proxy card. You may be able to vote by Internet, telephone or by mailing the enclosed proxy card. In this way, you can be sure your shares will be voted at the meeting. If you later decide to attend the meeting, you can, if you wish, revoke the proxy and vote in person.

Thank you for your cooperation.

Very truly yours,

David W. Head

President and Chief Executive Officer

SHELLS SEAFOOD RESTAURANTS, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 5, 2003

Notice is hereby given that we will hold the 2003 Annual Meeting of Stockholders of Shells Seafood Restaurants, Inc. on Tuesday, June 3, 2003, at 2:00 p.m., at the Company’s headquarters located at 16313 N. Dale Mabry Highway, Tampa, Florida 33618 for the following purposes:

(1) To elect seven directors to serve for the ensuing year.

(2) To transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

Stockholders of record at the close of business on April 30, 2003 will be entitled to notice of and to vote at the meeting or any adjournment or postponement thereof.

Warren R. Nelson

Secretary

SHELLS SEAFOOD RESTAURANTS, INC.

16313 N. Dale Mabry Highway

Suite 100

Tampa, Florida 33618

PROXY STATEMENT

ABOUT THE MEETING

This proxy statement contains information relating to our 2003 Annual Meeting of Stockholders to be held on Tuesday, June 3, 2003, at 2:00 p.m. at the Company’s headquarters located at 16313 N. Dale Mabry Highway, Tampa, Florida, and at any postponements or adjournments of the meeting.

What is the purpose of the Annual Meeting?

At our Annual Meeting, stockholders will elect seven directors to serve on our Board and will act upon any other business which may properly come before the meeting or any adjournment thereof. In addition, management will report on our performance for fiscal 2002 and respond to appropriate questions from stockholders. We are not currently aware of any other matters which will come before the meeting.

Proxies for use at the meeting are being solicited by the Board of Directors of Shells, chiefly by internet, telephone and mail. We began mailing this proxy statement, along with the proxy card, on or about May 5, 2003. We will make arrangements with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to the beneficial owners of the shares and will reimburse them for their expenses in so doing. To ensure adequate representation of shares and the presence of a quorum at the meeting, officers, agents and Shells employees may communicate with stockholders, banks, brokerage houses and others by telephone, facsimile or in person to request that proxies be furnished. Shells will bear all expenses incurred in connection with this solicitation. We have no present plans to hire special employees or paid solicitors to assist in obtaining proxies, but reserve the option of doing so if it should appear that a quorum otherwise might not be obtained.

Who is entitled to vote at the meeting?

Only stockholders of record at the close of business on April 30, 2003, the record date for the meeting, are entitled to receive notice of, and to participate in the Annual Meeting, or any postponements and adjournments of the meeting. If you were a stockholder of record on that date, you will be entitled to vote all of the shares you held on that date at the Annual Meeting. Your proxy card shows the number of shares you held at the close of business on April 30, 2003.

What does it mean if I receive more than one proxy card?

If you received more than one proxy card, you have multiple accounts with your brokers or our transfer agent. Please vote all of these shares. We recommend that you contact your broker or our transfer agent to consolidate as many accounts as possible under the same name and address. You may contact our transfer agent, Continental Stock Transfer & Trust Company at (212) 509-4000.

What are the voting rights of the holders of Common Stock?

Each outstanding share of our Common Stock will be entitled to one vote on each matter to be acted upon at the meeting. On April 30, 2003, there were 4,631,375 shares of Common Stock outstanding.

What constitutes a quorum?

The presence at the meeting, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock as of April 30, 2003 will constitute a quorum, thereby permitting the meeting to conduct its business. As stated earlier, there were 4,631,375 shares of Common Stock, representing the same number of votes, outstanding on April 30, 2003. Accordingly, the presence of holders representing at least 2,315,688 votes will be required to establish a quorum. Proxies received but marked as abstentions and broker non-votes will be counted in determining whether a quorum is present. “Broker non-votes” are shares held by brokers or nominees which are present in person or represented by proxy, but which are not voted on a particular matter because instructions have not been received from the beneficial owner. Under applicable Delaware law, the effect of broker non-votes on a particular matter depends on whether the matter is one as to which the broker or nominee has discretionary voting authority under the applicable rule of the New York Stock Exchange.

How do I vote?

You may vote your shares by mailing the enclosed proxy card which gives detailed voting instructions. If you vote by mail, please complete and properly sign the enclosed proxy card and return it in the envelope we have provided. Your shares will be voted according to your instructions. If you are a registered stockholder and attend the meeting, you may deliver your completed proxy card or vote in person.

Alternatively, you may be able to vote by Internet or telephone. If your shares are held in a brokerage account in the name of your bank or broker (this is called “street name”), those shares are not included in the total number of shares listed as owned by you on the enclosed proxy card. Instead, your bank or broker will send you directions how to vote those shares. Many (but not all) brokerage firms and banks participate in a program provided through ADP Investor Communication Services that offers telephone and Internet voting options

Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote for the election of the nominated slate of directors to serve for the ensuing year. These votes are in accordance with the recommendations of our Board. With respect to any other matter that properly comes before the meeting, the proxy holders will vote according to their best judgment.

Can I change my vote after I return my proxy card?

Yes. Even after you have submitted your proxy card or voted by Internet or telephone, you may change your vote at any time before the proxy is exercised, by filing with the Secretary of Shells either a notice of revocation or a duly executed proxy bearing a later date. The powers of the proxy holders will be suspended if you attend the meeting in person and request to vote in person, although attendance at the meeting alone will not itself revoke a previously granted proxy.

INFORMATION ABOUT OWNERSHIP OF OUR COMMON STOCK

The following table sets forth certain information as of April 30, 2003 regarding the beneficial ownership of our Common Stock by (i) each person known by us to own beneficially more than 5% of the outstanding Common Stock; (ii) each current director (all of whom are standing for re-election); (iii) each executive officer named in the Summary Compensation Table appearing later in this proxy statement; and (iv) all of our directors and executive officers as a group. Except as otherwise specified, the named beneficial owner has the sole voting and investment power over the shares listed, and has an address c/o Shells Seafood Restaurants, Inc., 16313 N. Dale Mabry Highway, Suite 100, Tampa, FL 33618. For purposes of this table, beneficial ownership is determined according to the rules of the Securities and Exchange Commission (the “SEC”), which generally attributes beneficial ownership of securities to persons who possess sole or shared voting power and/or investment power with respect to those securities. Common Stock options and warrants which are presently exercisable or which become exercisable within 60 days of April 30, 2003 are considered beneficially owned shares of Common Stock.

Name and Address of Beneficial Owner	Beneficial Ownership Amount	Percent of Class
Philip R. Chapman 645 Madison Avenue, 14th Floor New York, NY 10022 (1)	4,513,015	49.4%
J. Stephen Gardner c/o Bush Ross Gardner Warren & Rudy, P.A. 220 South Franklin Street Tampa, FL 33602 (2)(3)	1,096,234	19.1%
John N. Giordano c/o Bush Ross Gardner Warren & Rudy, P.A. 220 South Franklin Street Tampa, FL 33602 (4)(3)	1,096,234	19.1%
Michael R. Golding Grand Central Station P.O. Box 4561 New York, NY 10362 (5)	5,000	*
David W. Head (6)	459,270	9.0%
Christopher D. Illick 154 Mercer Street Princeton, NJ 08540 (7)	27,000	*
Thomas R. Newkirk 4943 Bay Way Drive Tampa, FL 33629 (8)(3)	2,276,547	33.0%
Warren R. Nelson (9)	179,722	3.7%
John R. Ritchey (10)	129,531	2.7%
Frederick R. Adler 1520 South Ocean Blvd. Palm Beach, FL 33480 (11)	1,204,426	20.6%

Name and Address of Beneficial Owner	Beneficial Ownership Amount	Percent of Class
Catherine R. Adler 1520 South Ocean Blvd. Palm Beach, FL 33480 (12)	4,454,015	49.0%

William E. Hattaway 235 Binnacle Point Vero Beach, FL 32963 (13)	428,923	8.5%

Banyon Investment, LLC. 645 Madison Avenue, 14th Floor New York, NY 10012 (14)	4,454,015	49.0%

Shells Investment Partners, L.L.C. 100 South Ashley Drive, Suite 1650 Tampa, FL 33602 (15)(3)	4,454,015	49.0%

All directors and executive officers as a group (9 persons)(16)	9,782,553	67.9%

*	less than 1%
(1)	Includes 29,000 shares of Common Stock which may be acquired through the exercise of options and a warrant to purchase 4,454,015 shares of Common Stock held by Banyon Investment, LLC. Mr. Chapman and Catherine R. Adler are co-managing members of Banyon Investment, LLC and share voting and investment powers (with all actions of Banyon Investment, LLC requiring the approval of both managers). Does not include options to purchase 7,000 shares of Common Stock which are not exercisable within 60 days of April 30, 2003.
(2)	Consists of 5,000 shares of Common Stock which may be acquired through the exercise of options and 1,091,234 shares of Common Stock representing Mr. Gardner’s allocable percentage of the warrant to purchase 4,454,015 shares of Common Stock held by Shells Investment Partners, L.L.C. Does not include options to purchase 5,000 shares of Common Stock which are not exercisable within 60 days of April 30, 2003.
(3)	Pursuant to an agreement entered into among Shells Investment Partners, L.L.C., Thomas R. Newkirk, John N. Giordano, J. Stephen Gardner and George W. Heaton, as more fully described in this proxy statement under the heading “The Financing Transaction,” a portion of the warrants issued to Shells Investment Partners, L.L.C. must be transferred to George W. Heaton upon the occurrence of certain events. George W. Heaton has assigned his rights under this agreement to Linn D. Heaton.
(4)	Consists of 5,000 shares of Common Stock which may be acquired through the exercise of options and 1,091,234 shares of Common Stock representing Mr. Giordano’s allocable percentage of the warrant to purchase 4,454,015 shares of Common Stock held by Shells Investment Partners, L.L.C. Does not include options to purchase 5,000 shares of Common Stock which are not exercisable within 60 days of April 30, 2003.
(5)	Consists of 5,000 shares of Common Stock which may be acquired through the exercise of options. Does not include options to purchase 5,000 shares of Common Stock which are not exercisable within 60 days of April 30, 2003.
(6)	Includes of 408,833 shares of Common Stock which may be acquired through the exercise of options. Does not include options to purchase 615,167 shares of Common Stock which are not exercisable within 60 days of April 30, 2003.
(7)	Consists of 27,000 shares of Common Stock which may be acquired through the exercise of options. Does not include options to purchase 7,000 shares of Common Stock which are not exercisable within 60 days of April 30, 2003.
(8)	Consists of 5,000 shares of Common Stock which may be acquired through the exercise of options and 2,271,547 shares of Common Stock representing Mr. Newkirk’s allocable percentage of the warrant to purchase 4,454,015 shares of Common Stock held by Shells Investment Partners, L.L.C. Does not include options to purchase 5,000 shares of Common Stock which are not exercisable within 60 days of April 30, 2003.
(9)	Includes 114,454 shares of Common Stock which may be acquired through the exercise of options. Does not include options to purchase 122,522 shares of Common Stock which are not exercisable within 60 days of April 30, 2003.
(10)	Includes 78,667 shares of Common Stock which may be acquired through the exercise of options. Does not include options to purchase 101,333 shares of Common Stock which are not exercisable within 60 days of April 30, 2003.
(11)	Includes 10,100 shares of Common Stock held by 1520 Partners LP. Mr. Adler is the General Partner of 1520 Partners LP. Does not include warrants to purchase 4,454,015 shares which are held by Banyon Investment, LLC. Mr. Adler’s wife is a co-managing member of Banyon Investment, LLC.

(12)	Consists of a warrant to purchase 4,454,015 shares of Common Stock held by Banyon Investment, LLC. Mrs. Adler and Mr. Chapman are co-managing members of Banyon Investment, LLC and share voting and investment powers (with all actions of Banyon Investments, LLC requiring the approval of both managers). Does not include any shares held by Mr. Adler.
(13)	Includes 12,000 shares of Common Stock which may be acquired through the exercise of options. Does not include options to purchase 7,000 shares of Common Stock which are not exercisable within 60 days of April 30, 2003.
(14)	Consists of a warrant to purchase 4,454,015 shares of Common Stock which is exercisable through January 31, 2005. Mrs. Adler and Mr. Chapman are co-managing members.
(15)	Consists of a warrant to purchase 4,454,015 shares of Common Stock which is exercisable through January 31, 2005. Messrs. Gardner, Giordano and Newkirk are members of Shells Investment Partners, L.L.C.
(16)	Includes an aggregate of 677,954 shares of Common Stock which may be acquired through the exercise of options and 8,908,030 shares of Common Stock which may be acquired through the exercise of warrants. Does not include options to purchase an aggregate of 891,488 shares of Common Stock which are not exercisable within 60 days of April 30, 2003.

The Financing Transaction

In January 2002, we raised $2,000,000 in a private financing transaction, consisting of secured promissory notes and warrants to purchase Common Stock. The two investors in the financing transaction were Shells Investment Partners, L.L.C. (“SIP”) and Banyon Investment, LLC (“Banyon”). SIP is an entity comprised of Messrs. Gardner, Giordano and Newkirk, each of whom is currently a director and is nominee for director for the ensuing year. At the time of the transactions, none of Messrs. Gardner, Giordano and Newkirk were affiliated with us. Banyon is an entity associated with Philip R. Chapman, Chairman of our Board of Directors, and certain family members of Frederick R. Adler, a greater than 10% stockholder. The proceeds of the financing transaction are being used for working capital requirements.

In the financing, we issued to each of SIP and Banyon (i) a $1 million secured promissory note due January 31, 2005 which bears interest at 15% per annum, of which 8% is payable monthly in arrears and 7% is deferred and payable when the principal is payable in full and (ii) a warrant to purchase 4,454,015 shares of Common Stock at an exercise price of $0.16 per share. The warrants are exercisable from January 31, 2003 to January 31, 2005. If Banyon and SIP were to exercise the warrants in full, collectively, they would own 65.8% of the issued and outstanding shares of Common Stock on a fully diluted basis (exclusive of other shares or stock options which may be held by either of them or their members). Pursuant to an agreement, dated as of February 22, 2002, among SIP, Thomas R. Newkirk, John N. Giordano, J. Stephen Gardner and George W. Heaton, upon repayment by Shells of the $1 million promissory note issued to SIP, Mr. Heaton is entitled to receive a portion of the warrants issued to SIP. If Shells repays the SIP note prior to January 31, 2004, Mr. Heaton is entitled to 40% of the SIP warrants. If Shells repays the SIP note after January 31, 2004, Mr. Heaton is entitled to 33.33% of the SIP warrants. George W. Heaton has assigned his rights under this agreement to Linn D. Heaton.

The Banyon investment consists of the personal funds of its members. The SIP investment consists of funds obtained through a $700,000 revolving line of credit which matures on January 29, 2005 through Suntrust Bank, N.A. and the personal funds of its members. This revolving line of credit bears a 6.95% fixed interest rate with interest paid on a quarterly basis. A principal payment on the credit line of $100,000 was required and paid on January 29, 2003 and an additional principal payment of $100,000 is required on January 29, 2004.

PROPOSAL NO. 1—ELECTION OF DIRECTORS

How is the Board Structured?

There are seven directors to be elected at the Annual Meeting, each of whom currently serves as a director of Shells. Directors are elected for a term of one year which expires at the next annual meeting of stockholders or at such other time as his or her successor is duly elected and qualified. Unless you specify otherwise, your proxy will be voted in favor of the seven persons named below. We have no reason to believe that any of the listed nominees will be unable to serve or that any vacancy will occur on the Board of Directors. However, in the event any of these nominees is unable to serve as a director, the shares represented by your proxy will be voted for the person, if any, who is designated by the Board to replace the nominee. All of the listed nominees have consented to be named and have indicated their intent to serve if elected.

In January 2002, in connection with the $2 million financing transaction, we entered into an Investor Rights Agreement with SIP, Banyon and certain other stockholders. The Investor Rights Agreement fixes the composition of the Board at seven members and provides each of Banyon and SIP with the right to nominate three individuals to serve on the Board. This right will terminate with respect to each of Banyon and SIP on the earlier of (i) the date that such entity ceases to beneficially own at least 13% of our issued and outstanding stock, on a fully diluted basis, or (ii) the date that such entity’s $1 million promissory note has been paid in full. Banyon has appointed Philip R. Chapman, Michael R. Golding and Christopher D. Illick, and SIP has appointed Thomas R. Newkirk, J. Stephen Gardner and John N. Giordano, as their respective nominees to the Board.

In addition, pursuant to the terms of his employment agreement, David W. Head, our Company’s President and Chief Executive Officer, has the right to be nominated for election to the Board. Mr. Head currently serves as a director.

William E. Hattaway, our former president, and George W. Heaton have been designated as Board observers, with the right to attend and observe all meetings of the Board. Neither Mr. Hattaway nor Mr. Heaton may vote on any matters which come before the Board for consideration.

Who are the nominees for election to the Board?

The nominees, their ages, the year in which each first became a director and their principal occupations or employment during the past five years are summarized below:

Director	Age	Year First Became Director	Principal Occupation During the Past Five Years
Philip R. Chapman	41	1997

Mr. Chapman has served on the Board of Directors beginning May 1977 and as Chairman since April 2001. Since 1993, Mr. Chapman has been President of Adler & Company, a corporation which provides administrative services for financial and venture capital investing, including those controlled by Frederick R. Adler, a greater than 10% stockholder. Mr. Chapman is a director of Regeneration Technologies, Inc. and various private companies. He is also General Partner in Euro-America II, L.P., a private venture capital fund, and a managing partner of Zenith Asset Management, a private hedge fund. Mr. Chapman is the son-in-law of Fredrick R. Adler.

J. Stephen Gardner	58	2002

Mr. Gardner is a founder of Bush Ross Gardner Warren & Rudy, P.A., a commercial law firm in Tampa, Florida, of which he has been a shareholder, officer and director since 1981. In addition, he has been active in the Tampa Bay community, having been president and chairman of numerous non-profit organizations.

John N. Giordano	45	2002	Mr. Giordano has been a shareholder, officer and director of Bush Ross Gardner Warren & Rudy, P.A. since 1988.
Michael R. Golding	69	2002

Dr. Golding has been a professor of surgery at the State University of New York Health Science Center in Brooklyn, New York since 1963, where he is currently an Emeritus Clinical Professor of Surgery. From 1977 to 1989, Dr. Golding served as Director of Surgery at Lutheran Medical Center in Brooklyn, New York. From 1984 to 1989, Dr. Golding was President of the Tri-Boro Association of Directors of Surgery. Dr. Golding is a Fellow of the American College of Surgeons, a Fellow of the American College of Chest Physicians, and a Fellow of the American College of Angiology. Dr. Golding is a Member of the Board of Directors of the United Hospital Fund. Dr. Golding also serves on the boards of numerous professional entities and private companies.

Director	Age	Year First Became Director	Principal Occupation During the Past Five Years
David W. Head	46	2001

Mr. Head has been our President and Chief Executive Officer since April 2001. Prior to joining Shells, Mr. Head was a member of Le Carnassier LLC from December 1998 until April 2001. Mr. Head also served as President and Chief Operating Officer of Red River Bar and Grill from August 1998 until April 1999. From November 1997 until July 1998, Mr. Head served as President, Chief Executive Officer and a director of Houlihan’s Restaurant Group.

Christopher D. Illick	64	1998

Mr. Illick has been the President of iQ Venture Partners, Inc., an investment bank, since 2001 and General Partner of Illick Brothers, a real estate and management concern, since 1965. From 1997 to 2001, Mr. Illick was a senior officer of the investment bank of Brean Murray & Co., Inc.

Thomas R. Newkirk	59	2002

Mr. Newkirk has served as a consultant to Pender Newkirk & Company, CPA’s since 1997. Prior to 1997, Mr. Newkirk was the managing partner of that firm. From 1995 to 1999, Mr. Newkirk served as Executive Vice President and Chief Financial Officer of Questar Imaging, Inc., a developer and operator of medical imaging facilities. Mr. Newkirk is a certified public accountant and has served on the boards of numerous civic and social organizations in the Tampa Bay community.

During the fiscal year ended December 29, 2002, we held 9 meetings, acted by unanimous written consent 3 times and acted by committee action 5 times. Each director currently standing for re-election attended at least 75% of the aggregate number of meetings of the Board of Directors and all committees of the Board on which he served, during this fiscal year.

Board Committees

The Board of Directors has standing Executive, Audit, and Stock Option and Compensation Committees.

The Executive Committee possesses all the powers and authority of the Board in the management of the business and affairs of our Company, except for certain powers which are specifically reserved by Delaware law to the entire Board or the stockholders. Messrs. Chapman and Newkirk are the current members of the Executive Committee. The Executive Committee did not meet in fiscal 2002.

The Audit Committee’s responsibilities, which include reviewing our internal accounting procedures and consulting with and reviewing the services provided by the independent auditors, are described in the

Audit Committee Charter. The Audit Committee’s Report appears later in this proxy statement. Messrs. Newkirk and Illick and Dr. Golding are the current members of the Audit Committee. The Audit Committee met 4 times in fiscal 2002.

The Stock Option and Compensation Committee is charged with reviewing compensation policies and practices, recommending compensation for executives and key employees and administering our stock option plans. The Stock Option and Compensation Committee Report appears later in this proxy statement. Messrs. Chapman and Giordano are the current members of the Stock Option and Compensation Committee. During fiscal 2002, the Stock Option and Compensation Committee acted by unanimous written consent one time.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers and directors, and persons who beneficially own more than 10% of our Common Stock, to file initial reports of ownership and reports of changes in ownership with the SEC. Executive officers, directors and greater than 10% stockholders are required by the SEC to furnish us with copies of all Section 16(a) forms they file.

Based upon a review of the copies of the forms furnished to us and written representations from our executive officers and directors, we believe that during fiscal 2002, all Section 16(a) filing requirements applicable to executive officers, directors and greater than 10% beneficial owners were complied with on a timely basis.

What is the vote required to approve Proposal No. 1?

The seven nominees receiving the highest number of affirmative votes of the shares rightfully voted will be elected as directors. Only votes cast “for” a nominee will be counted, except that the accompanying proxy will be voted for all nominees in the absence of instructions to the contrary. Abstentions, broker non-votes and instructions on the accompanying proxy card to withhold authority to vote for one or more nominees will result in the respective nominees receiving fewer votes. However, the number of votes otherwise received by a nominee will not be reduced by any of these actions.

What does the Board recommend?

THE BOARD OF DIRECTORS DEEMS THE ELECTION AS DIRECTORS OF THE SEVEN NOMINEES LISTED ABOVE TO BE IN THE BEST INTERESTS OF SHELLS AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THESE NOMINEES.

How do we compensate our Directors?

Prior to 2002, we had a policy of compensating directors, both generally and for their attendance at meetings of the Board of Directors. Under this policy, for fiscal 2001, each director received an annual option grant for 4,000 shares of Common Stock and was entitled to receive $1,000 for each meeting that he attended in person and $500 for each telephonic meeting attended, in addition to reimbursement for all out-of-pocket expenses incurred in connection with attending the meeting. In February 2002, as part of our cash conservation program, we revised this policy to eliminate all cash compensation for attendance at Board meetings. Additionally, we eliminated the annual stock option awards. We will continue to compensate directors for reasonable expenses incurred in connection with attendance at meetings.

In February 2002, to replace the prior compensation package, we approved, subject to stockholder approval of the Shells Seafood Restaurants, Inc. 2002 Equity Incentive Plan (the “Equity Incentive Plan”) a supplemental grant of an option to purchase 10,000 shares of Common Stock to each of Messrs. Chapman, Gardner, Giordano, Illick, Mandell and Newkirk and our two Board observers, Messrs. Hattaway and Heaton. Each option is exercisable at a price per share of $0.42, the fair market value of the Common Stock on the date of grant. In April 2002, Dr. Michael R. Golding, was appointed to the Board of Directors to fill the vacancy created by the resignation of one of our directors. Upon Dr. Golding’s appointment, he was granted (subject to stockholder approval of the Equity Incentive Plan) an option to purchase 10,000 shares of Common Stock at an exercise price of $0.51 per share, the fair market value of the Common Stock on the date of the grant. All of these stock options vest over a two year period. The Equity Incentive Plan was approved by our stockholders at the 2002 Annual Meeting.

Prior to our revised policy, non-employee directors received annual stock options to purchase 4,000 shares of Common Stock, pursuant to the Shells Seafood Restaurants, Inc. Stock Option Plan for Non-employee Directors (the “Director Plan”). Options granted under the Director Plan vest equally on each of the first and second anniversaries of their grant date. Mr. Chapman received options to acquire 17,000 shares of Common Stock, Mr. Hattaway received options to acquire 4,000 shares of Common Stock, and Mr. Illick received options to acquire 15,000 shares of Common Stock, in the aggregate, under the Director Plan. In addition, we approved supplemental grants of options in February 2000 and April 2001 to purchase 4,000 shares and 5,000 shares, respectively, of Common Stock to each of the non-employee directors exercisable at a price per share of $2.00 and $0.45, respectively, the fair market value of the Common Stock on the date of each grant.

EXECUTIVE COMPENSATION

The following table shows all the cash compensation, as well as other compensation, we paid during the fiscal years indicated to (i) our Chief Executive Officer and (ii) each other executive officer whose total annual salary and bonus exceeded $100,000 for our fiscal year ended December 29, 2002.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Fiscal Year	Annual Compensation			Long Term Compensation
		Salary		Bonus	Awards	Options
David W. Head, Chief Executive Officer and President (1)	2002 2001	$ $	249,617 170,170	$24,200 —	— —	664,000 360,000
Warren R. Nelson, Executive Vice President of Finance, Chief Financial Officer, Secretary and Treasurer (2)	2002 2001 2000	$ $ $	142,225 136,917 134,027	— — —	— — —	157,984 20,000 10,000
John R. Ritchey, Vice President of Operations (3)	2002		$130,769	—	—	120,000

(1)	Mr. Head joined Shells in April 2001. Compensation for 2001 reflects payments made pursuant to his employment agreement for the portion of 2001 during which he was employed by us. The amount of compensation reflected does not include (i) $9,000 and $6,750 paid by Shells for Mr. Head’s automobile allowance in fiscal 2002 and 2001, respectively, or (ii) $9,343 and $4,399 paid by Shells for life and disability insurance policy premiums for the benefit of Mr. Head in fiscal 2002 and 2001, respectively, or (iii) a bonus of $70,355 paid to Mr. Head in 2003 with respect to fiscal 2002 performance pursuant to the management incentive plan.
(2)	Does not include a bonus of $36,334 paid to Mr. Nelson in 2003 with respect to fiscal 2002 performance pursuant to the management incentive plan.
(3)	Mr. Ritchey rejoined Shells in April 2001 as Vice President of Operations. Mr. Ritchey’s compensation for fiscal 2001 did not require disclosure in this table. Does not include a bonus of $31,903 paid to Mr. Ritchey in 2003 with respect to fiscal 2002 performance pursuant to the management incentive plan.

OPTION GRANTS IN LAST FISCAL YEAR

The following table sets forth information with respect to option grants made during the fiscal year ended December 29, 2002 to the persons named in the Summary Compensation Table.

Name	Number of Securities Underlying Options Granted(#)		% of Total Options Granted to Employees in Fiscal Year(2)	Exercise or Base Price ($/sh)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (1)
						5% ($)	10% ($)
David W. Head	664,000	(3)	53.0%	$0.42	2/28/12	$273,000	$599,000
Warren R. Nelson	157,984	(4)	12.6%	$0.42	2/28/12	$65,000	$143,000
John R. Ritchey	120,000	(4)	9.6%	$0.42	2/28/12	$49,000	$108,000

(1)	The 5% and 10% assumed rates of appreciation are specified by the rules of the Securities and Exchange Commission and are not intended to forecast possible future appreciation, if any, in the price of the Common Stock.

(2)	Based upon options to purchase an aggregate of 1,252,484 shares of Common Stock granted to all employees during fiscal 2002.
(3)	These options were issued in conjunction with the issuance of warrants to SIP and Banyon during the first quarter of 2002 so that Mr. Head’s position would not be materially diluted if the warrants were exercised. These options vest in equal installments over 48 months, subject to accelerated vesting under certain circumstances.
(4)	These options were issued in conjunction with the issuance of warrants to SIP and Banyon during the first quarter of 2002 so that the individual’s position would not be materially diluted if the warrants were exercised. These options vest as to 20% on the first anniversary of the grant date then vest ratably each month over the next 48 months.

AGGREGATED OPTION EXERCISES IN LAST FISCAL

YEAR AND FISCAL YEAR END OPTION VALUES

The following table sets forth information with respect to (i) options exercised during fiscal 2002 by the persons named in the Summary Compensation Table and (ii) unexercised options held by these individuals at December 29, 2002 (our fiscal year end).

Name	Shares Acquired on Exercise (#)	Value Realized	Number of Securities Underlying Unexercised Option Held at Fiscal Year End		Value of Unexercised, In-the-Money Option at Fiscal Year End (1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
David W. Head	0	—	288,333	735,667	$13,950	$49,410
Warren R. Nelson	0	—	62,325	174,651	$400	$15,019
John R. Ritchey	0	—	33,333	146,667	$2,000	$12,400

(1)	Based on the closing market price of the Common Stock of $0.51 on Friday, December 27, 2002, the last trading date of fiscal 2002.

Employment Agreements

On April 2, 2001, we entered into a three-year employment agreement with David W. Head, pursuant to which he serves as our President and Chief Executive Officer. The employment agreement provided for an annual base salary of $242,000 during fiscal 2001, supplemental discretionary bonuses, as determined by the Stock Option and Compensation Committee of the Board and an option to purchase 360,000 shares of Common Stock. The option vests at a rate of 7,500 shares per month. If there is a change in control of our Company (as defined in the employment agreement) during the first two years of the term of the employment agreement, 50% of the unvested portion of the option will vest upon the change in control. If a change in control occurs during the term of the employment agreement but after the end of the second year, the entire unvested portion of the option will vest upon the change in control. If at any time during the term of his employment agreement, Mr. Head’s employment is terminated by us for any reason other than justifiable cause (as defined in the employment agreement) or death, subject to certain conditions, Mr. Head will be entitled to receive as severance pay his then effective base salary for one year or, if earlier, until Mr. Head’s acceptance of other employment. If, within one year of a change in control of our Company, Mr. Head is terminated without justifiable cause, his responsibilities are significantly altered or diminished or our principal location is relocated outside the State of Florida, any unvested portion of his 360,000 share stock option will vest. Throughout the term of the agreement, we have agreed to use our best efforts to nominate Mr. Head to serve as a member of our Board. At the expiration of its initial term, Mr. Head’s employment agreement automatically renews for consecutive one-year terms unless either we or he gives notice to the other of an intention not to renew. During fiscal 2002, Mr. Head received an annual base salary of $249,617, a bonus of $24,200 and an option to purchase 664,000 shares of Common Stock which vests in equal installments over 48 months.

Mr. Nelson and Mr. Ritchey do not currently have employment agreements with the Company. However, Mr. Nelson has a letter agreement with the Board stating that in the event Mr. Nelson’s employment is terminated without cause, Mr. Nelson will be entitled to receive severance payments for a period of 12 months following the termination in an amount equal to his then current salary as of such date.

Stock Option Plans

Currently, Shells has three stock option plans for employees, consisting of the 1996 Employee Stock Option Plan (the “1996 Plan”), the 1995 Employee Stock Option Plan (the “1995 Plan”), and the Equity Incentive Plan adopted by the stockholders at the 2002 Annual Meeting of Stockholders. The stock option plans authorize us to issue incentive stock options (“ISOs”), as defined in Section 422 of the Internal Revenue Code, and stock options that do not conform to the requirements of that Code section (“Non-ISOs”). The exercise price of each ISO may not be less than 100% of the fair market value of the Common Stock at the time of grant, except that in the case of a grant to an employee who owns (within the meaning of Section 422 of the Code) 10% or more of our outstanding stock, the exercise price cannot be less than 110% of such fair market value. The exercise price of each Non-ISO may not be less than the par value of the Common Stock. Options may not be exercised on or after the tenth anniversary (fifth anniversary in the case of an ISO granted to a 10% stockholder), of their grant. Options may not be transferred during the lifetime of an optionholder.

The 1996 Plan, the 1995 Plan, and the Equity Incentive Plan are administered by the Stock Option and Compensation Committee of the Board of Directors. Subject to the provisions of the stock option plans, the Stock Option and Compensation Committee has the authority to determine the individuals to whom the stock options are to be granted, the number of shares to be covered by each option, the option price, the type of option, the option period, the restrictions, if any, on the exercise of the option, the terms for the payment of the option price and other terms and conditions. Payment by optionholders upon exercise of an option may be made (as determined by the Stock Option and Compensation Committee) in cash, by promissory note or other such form of payment acceptable to the Stock Option and Compensation Committee, including shares of Common Stock.

The Equity Incentive Plan provides for grants of options to purchase shares of Common Stock, including ISOs and Non-ISOs, restricted stock units, the value of which is tied to shares of Common Stock, and other equity based awards related to Common Stock, including unrestricted shares of Common Stock, stock appreciation rights and dividend equivalents. The terms of the Equity Incentive Plan governing stock option grants are similar to those in the 1995 and 1996 Plans. Awards of restricted stock, restricted stock units and other types of equity based awards may be made in such amounts, and subject to such terms and conditions, as the Stock Option and Compensation Committee (which administers the Equity Incentive Plan) may determine.

During fiscal 2002, the Board of Directors adopted a management incentive plan to provide incentive-based awards under the Equity Incentive Plan to persons designated as key management personnel. Currently there are 13 members of Shells’ corporate management eligible to participate in this management incentive plan. Awards are made based upon the attainment of pre-determined performance targets, which comprise varying percentages of the total awards. Performance criteria include planned annual cash flow (60%), same store sales (15%), planned revenues (15%), and an evaluation of a person’s performance (10%). Awards under this management incentive plan may be made, at the election of the Board or Stock Option and Compensation Committee, either in cash, shares of Common Stock or a combination of both. Under the management incentive plan, the Stock Option and Compensation Committee has the right to modify awards under the plan. A total of $208,000 in value was awarded to management personnel under the management incentive plan with respect to fiscal 2002, one half of which was paid in each of stock and cash.

Equity Compensation Plan Information

The following table provides information as of December 29, 2002, the last day of fiscal 2002, regarding securities issued under the equity compensation plans that were in effect during fiscal 2002.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of Securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by stockholders	2,941,000	$0.73	896,790
Equity compensation plans not approved by stockholders (1)	8,908,030	$0.16	—

Total	11,849,030		896,790

(1)	Consists of warrants to purchase shares of common stock, issued on January 31, 2002, in connection with a $2,000,000 private financing transaction. The warrants, which may be exercised by a “cashless exercise,” have an exercise price of $0.16 per share and are exercisable from January 31, 2003 to January 31, 2005.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The information set forth below briefly describes certain transactions between our Company and certain parties who or which may be deemed to be affiliated with us.

On March 1, 1994, our wholly-owned subsidiary, Shells of Melbourne, Inc. entered into a joint venture agreement with WLH Investments, Inc., a corporation wholly-owned by Wanda L. Hattaway, wife of William E. Hattaway, our former president. The joint venture owns and operates the Shells restaurant located in Melbourne, Florida. The Joint Venture Agreement provides that WLH Investments receives a cumulative annual preferred return of 15% on the $400,000 of capital contributed to the joint venture by WLH Investments. Shells of Melbourne will then be allocated an equal amount to this preferred return. The remaining net income of the joint venture will be allocated 51% to Shells of Melbourne and 49% to WLH

Investments. Based upon these allocations, we paid $60,000 to WLH Investments for its fiscal 2002 preferred return, and $161,000 in net income allocations to WLH Investments during 2002. An additional $28,000 in net income allocations was owed as of December 29, 2002.

In January 2002, we raised $2,000,000 in the financing transaction described more fully earlier in this proxy statement under the heading “Information about ownership of Our Common Stock – The Financing Transaction.” Both of the investment entities which participated in the financing transaction, SIP and Banyon, have members who are nominated for election to the Board of Directors. J. Stephen Gardner, John N. Giordano and Thomas R. Newkirk are members of SIP. Philip R. Chapman, our Chairman of the Board, and Catherine Adler, the spouse of Frederick R. Adler, one of our principal stockholders, are co-managing members of Banyon. Certain other family members of Frederick R. Adler also are members of Banyon. The financing transaction was approved by a special committee of the Board, comprised of the then disinterested members of the Board. Although we believe that the transaction was on terms no less favorable than would have been available from unaffiliated third parties in arm’s length transactions, there can be no assurance that this is the case.

STOCK OPTION AND COMPENSATION COMMITTEE REPORT TO STOCKHOLDERS

REGARDING EXECUTIVE COMPENSATION

The report of the Stock Option and Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

What is our Executive Compensation Philosophy?

Shells manages and operates full service, mid-priced, casual dining seafood restaurants. One of our central goals is to ensure that the Company’s remuneration policy enables it to attract, retain and reward capable employees who can contribute, both short and longer-term, to the success of the Company. Equity participation and a strong alignment to stockholders’ interests are key elements of the Company’s compensation philosophy.

The Company’s executive compensation program consists of three parts: base salary, bonus and stock options. In awarding salary increases and bonuses, we considered whether the compensation package as a whole adequately compensated each executive for Shells’ performance during fiscal 2002 and that executive’s contribution to this performance.

Base Salaries of Executive Officers

Base salary represents the fixed component of the executive compensation program. The Company’s practice generally is to maintain base salaries at approximately competitive industry averages. Determinations of base salary levels are established on an annual review of marketplace competitiveness with similar restaurant companies. Periodic increases in base salary relate to individual contributions to the Company’s overall performance and relative marketplace competitiveness.

Bonus

Bonuses represent the variable component of the executive compensation program that is tied to the Company’s performance and individual achievement. To the extent deemed appropriate, our policy is to grant bonuses as a portion of the compensation paid to Shells’ management personnel. In determining bonuses, we consider factors such as performance of the Company during the year and the individual’s contribution to that performance. During fiscal 2002, we adopted an executive and management bonus program specifying criteria relating to the Company’s financial performance as well as the individual’s contributions to Shells during the year. During fiscal 2003 Shells paid an aggregate of $208,000 in cash and stock bonuses with respect to 2002 performance.

Stock Options

We believe that an important goal of the executive compensation program should be to provide executives and key employees—who have significant responsibility for the management, growth and future success of the Company—with an opportunity to increase their ownership in Shells and the potential for financial gain from increases in the Company’s stock price. This approach ensures that the interests of the stockholders, executives and employees will be closely aligned. Therefore, executive officers and other key employees of the Company are granted stock options which give them a right to purchase shares of Common Stock at a specified price in the future. The grant of options is based primarily on an employee’s potential contribution to Shells growth and financial results. In determining the size of option grants, we also consider the number of options owned by such officer, the number and exercise price of options previously granted and currently outstanding, and the aggregate size of the current option grants. Options generally are granted at the prevailing market value of the Common Stock and will only have value if the Company’s stock price increases. Generally, grants of options vest over time, and the individual must be employed by Shells for the options to vest.

How is Shells’ President Compensated?

On April 2, 2001, Shells entered into a three-year employment agreement with David W. Head, pursuant to which he serves as President and Chief Executive Officer. The employment agreement provided for an annual base compensation of $249,617 during fiscal 2002 and supplemental discretionary bonuses, as determined by the Stock Option and Compensation Committee. During fiscal 2002, Mr. Head received a bonus of $24,200 and an option to purchase 664,000 shares of Common Stock which vests in equal installments over 48 months. In addition, under the management incentive plan, Mr. Head received $70,355 in 2003 with respect to 2002 performance. When he joined Shells in April 2001, Mr. Head was granted an option to purchase 360,000 shares of Common Stock, which vest generally at a rate of 7,500 shares per month. In determining Mr. Head’s compensation we considered the pay practices of other companies in the restaurant industry as well as past performance and his potential contribution to the Company’s future performance. A more complete description of Mr. Head’s employment agreement and the management incentive plan are set out earlier in the proxy statement under the heading “Executive Compensation – Employment Agreements.”

Stock Option and Compensation Committee

Philip R. Chapman

John N. Giordano

Compensation Committee Interlocks and Insider Participation

In fiscal 2002, David W. Head participated in deliberations of the Stock Option and Compensation Committee concerning executive officer compensation. However, Mr. Head did not participate in deliberations concerning his own compensation.

OUR STOCK PRICE PERFORMANCE

The following Stock Price Performance Graph shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

The following graph compares cumulative total return of our Common Stock with the cumulative total return of (i) the Russell 2000 Index and (ii) the Nations Restaurant News Stock Index (the “Peer Index”). The graph assumes (a) $100 was invested on December 29, 1997 (the first day of our fiscal 1998) in each of the Common Stock, the stocks comprising the Russell 2000 Index and the stocks comprising the Peer Index, and (b) the reinvestment of dividends, if any.

COMPARISON OF CUMULATIVE TOTAL RETURN AMONG

SHELLS SEAFOOD RESTAURANTS, INC., RUSSELL 2000 INDEX,

AND NATIONS RESTAURANT NEWS STOCK INDEX

AUDIT COMMITTEE REPORT

This report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates the information by reference, and shall not otherwise be deemed filed under such Acts.

Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal control. On behalf of the Board, the Audit Committee reviews and monitors the financial reporting process, the systems of internal control, the audit process, the independence and performance of the independent accountants and the process for monitoring compliance with laws and regulations, among other things. Mr. Illick and Dr. Golding satisfy the definition of independent directors as that term is defined by Rule 4200(a)(15) of the National Association of Securities Dealers Listing Standards. Mr. Newkirk may not be an independent director pursuant to that definition. On May 17, 2000, the Company adopted a written charter for the Audit Committee.

The Audit Committee reviewed the Company’s financial statements with management and the Board of Directors and discussed with Kirkland Russ Murphy & Tapp P.A. (“Kirkland Russ”), the Company’s independent auditors for the fiscal year ended December 29, 2002, the matters required to be discussed by Statement of Auditing Standard No. 61. The Audit Committee received from Kirkland Russ the written disclosures and the letter required by Independence Standards Board Standard No. 1 and discussed with them their independence. The Audit Committee has reviewed the audit fees of Kirkland Russ and any non-audit services and fees, to assure compliance with Shells’ and the Committee’s policies restricting the independent accountants from performing services that might impair their independence.

After reviewing and discussing the financial statements, and in reliance on the matters reviewed and discussed above, and without other independent verification, the Audit Committee recommended that the audited consolidated financial statements of the Company be included in the Company’s Annual Report on Form 10-K for the year ended December 29, 2002.

Audit Committee

Thomas R. Newkirk, Chairman

Christopher D. Illick

Michael R. Golding

RELATIONSHIP WITH INDEPENDENT AUDITORS

Who are our Independent Auditors?

The firm of Kirkland, Russ, Murphy & Tapp, P.A. audited and issued a report on our financial statements for the fiscal year ended December 29, 2002 and has been selected by the Audit Committee to issue a report on our financial statements for the fiscal year ending December 28, 2003. A representative of Kirkland Russ is expected to be present at the Annual Meeting and available to respond to appropriate questions from stockholders, and will have an opportunity to make a statement if he or she desires to do so.

What were our audit fees for fiscal 2002?

For the fiscal year ended December 29, 2002, fees for professional services performed by Kirkland Russ were as follows:

Audit Fees	$53,700
Financial Information Systems Design and Implementation Fees	0
All Other Fees (tax related services)	28,600

Total	$82,300

The Audit Committee of the Board of Directors has considered whether the performance and services related to “All Other Fees” is compatible with maintaining the independence of Kirkland Russ.

OTHER MATTERS

When are stockholders proposals for the 2004 Annual Meeting due?

We anticipate that the 2004 Annual Meeting of Stockholders will be held in our second financial quarter. To be considered for inclusion in the proxy statement for the 2004 Annual Meeting, each stockholder proposal must be received by us no later than January 3, 2004. However, in the event the 2004 Annual Meeting of Stockholders is to be held at a later date, then stockholder proposals will be accepted until a reasonable time before the date we begin to print and distribute the proxy materials.

We know of no other business to be acted upon at the Annual Meeting. However, if any other business properly comes before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote on such matters in accordance with their best judgment.

The prompt submission of your proxy will be appreciated and helpful in obtaining the necessary vote. Therefore, whether or not you expect to attend the Annual Meeting, please vote by Internet, telephone or sign the proxy and return it in the enclosed envelope.

By Order of the Board of Directors

Warren R. Nelson

Secretary

Dated: May 5, 2003

A COPY OF OUR ANNUAL REPORT ON FORM 10-K

WILL BE SENT WITHOUT CHARGE TO ANY STOCKHOLDER

REQUESTING IT IN WRITING FROM:

SHELLS SEAFOOD RESTAURANTS, INC.

16313 N. DALE MABRY HIGHWAY, SUITE 100

TAMPA, FLORIDA 33618

ATTENTION: SECRETARY

OR

VISIT OUR WEBSITE AT

WWW. SHELLSSEAFOOD.COM

TO ACCESS AND PRINT

A COPY OF OUR ANNUAL REPORT ON FORM 10-K

GO TO MENU OPTION “INVESTOR RELATIONS”

AND LOOK FOR “EDGAR” FILINGS

SHELLS SEAFOOD RESTAURANTS, INC.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 3, 2003

David W. Head and Warren R. Nelson, as the true and lawful attorneys, agents and proxies of the undersigned, with full power of substitution, are hereby authorized to represent and to vote all shares of Common Stock of Shells Seafood Restaurants, Inc. held of record by the undersigned on April 30, 2003, at the Annual Meeting of Stockholders to be held at 2:00 p.m., Tuesday, June 3, 2003, at the Company’s headquarters located at 16313 N. Dale Mabry Highway, Tampa, Florida 33618 and at any adjournment or postponement thereof. Any and all proxies heretofore given are hereby revoked.

WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED AS DESIGNATED BY THE UNDERSIGNED. IF NO CHOICE IS SPECIFIED, THE PROXY WILL BE VOTED FOR ALL LISTED NOMINEES FOR DIRECTOR.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF DIRECTORS.

Proposal No. 1—Election of Directors—Nominees are:

Philip R. Chapman, David W. Head, J. Stephen Gardner, John N. Giordano, Michael R. Golding, Christopher D. Illick and Thomas R. Newkirk.

☐    FOR                                               ☐    WITHHOLD AUTHORITY

all listed nominees (except do not vote

for the nominee(s) whose name(s)

appear(s) below):

(Continued and to be signed on reverse side)

(Continued from other side)

Discretionary authority is hereby granted with respect to such other matters as may properly come before the meeting.

IMPORTANT:    Please sign exactly as name appears below. Each joint owner shall sign. Executors, administrators, trustees, etc. should give full title as such. If signer is a corporation, please give full corporate name by duly authorized officer. If a partnership, please sign in partnership name by authorized person.

Dated:                                                                  , 2003

(Signature)

(Signature if held jointly)

The above-signed acknowledges receipt of the Notice of Annual Meeting of Stockholders and the Proxy Statement furnished therewith.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD

USING THE ENCLOSED, PREPAID ENVELOPE.